EXHIBIT 99.1

iMedia International Reports 341% Increase in Net Revenues for 2004

SANTA MONICA, CA, Thursday, April 7, 2005- iMedia International, Inc. (OTC BB:
IMNL) (www.imedia-intl.com)-- as previously reported in its Annual Report on Form 10-KSB for the year ending December 31, 2004, filed with the Securities and Exchange Commission on March 31, 2005, iMedia International. Inc. is pleased to report record net revenues of $2,290,534 in the one-year period ended December 31, 2004. This represents an increase of $1,771,814 or 341% from the prior year's net revenues. The increase in revenues is indicative of the Company's ability to procure new business and the shortening of its sales cycle "We continue to see our sales cycle decreasing and more of our pilot programs becoming reoccurring revenues" stated David MacEachern, President of iMedia International, Inc.

During 2004, the Company originated new programs with such notable companies as American Express, Warner Brothers Television, NBC, Cirque du Soliel, Ringling Brothers, Ziff Davis Publications, Showtime and others. In addition, the Company began implementing its transactional-based revenue model that allows iMedia to participate in many of the sales transactions that originate from their discs.

"At the end of the year, we had over 200 new projects in various stages of development. This represents a tremendous ramp-up in our sales and marketing efforts during the year. During this time, our sales team developed relationships with over 360 'Fortune 1000' type companies, many of these client accounts being some of the largest companies in the world" said Kevin Plate, Executive Vice President of Sale and Business development.

Net sales increased $1,771,814 or 341% from $518,720 for the year ended December 31, 2003 to $2,290,534 for the year ended December 31, 2004.

Cost of sales increased $2,197,490 or 596% from $368,156 for the year ended December 31, 2003 to $2,565,646 for the year ended December 31, 2004, compared with in the prior year. The increase in cost of sales is attributable to the overall increase in sales. The increase in cost of sales was due primarily to an increase in the sales personnel, an increase in the total number of discs produced and shipped, authoring, printing and replication. Gross profit contribution decreased from 29% to 12% for the four months ended December 31, 2004 and 2003, respectively. The deficit in gross profit was due mainly to the initial cost of pilot programs for new customers, which had reduced gross profit margins.

Operating expenses increased $1,147,170 or 45% from $2,551,494 for the year ended December 31, 2003 to $3,698,664 for the year ended December 31, 2004. The increase in operating expenses was due to the continued development of our products, growth initiatives, expenses associated with expanded sales efforts, as well as substantial legal and accounting costs associated with Sarbanes-Oaxley compliance, and the maintenance of our fully-reporting status.

Interest expense on a combined basis increased $912,250 from $26,090 for the year ended December 31, 2003, to $938,340 for the year ended December 31, 2004. A major portion of this interest consisted of $851,418 in non-cash warrant compensation, which the Company recorded as additional interest expense.

Net loss was $4,914,516 for the year ended December 31, 2004, compared with a net loss of $2,529,420 in the prior year. The increase in net loss is primarily attributable to our expanded operations, increased sales and marketing efforts, loan interest, non-cash charges for warrants associated with various financings and consultants, Sarbanes-Oxley compliance, and the substantial legal and accounting costs related to our fully-reporting status.

The Company wrote-down $1,130,451 in unrealized losses from its investment in Langley Park Investments Plc. Mutual Fund shares. This unrealized loss was caused by the value of the Langley Park shares as quoted on the London Stock Exchange at December 31, 2004 (Sterling 0.14 pence), declining from the cost recorded at September 30, 2004 (Sterling 0.31 pence), the date of purchase, therefore the net comprehensive loss for the year, which includes comprehensive losses of $1,130,451 plus the Net loss of $4,914,516, is $6,044,967.

Recapping the year's activity, David MacEachern, stated "2004 was a huge growth and development year for us. We invested a lot of our resources into building our sales and marketing team and have since reaped a tremendous increase in gross revenues while at the same time, lining-up a host of new clients and projects. We look forward to launching our newest product, Stock Previews Magazine beginning in July 2005 and continuing to develop our transactional media models. All in all, we are very encouraged with our progress".

About iMedia International, Inc.

iMedia International, Inc. (IMNL) is a publicly held digital media solutions company producing DVD's, and CD-ROM's for digital multimedia marketing and promotional campaigns. iMedia publishes proprietary and custom digital iMagazines and offers expert digital media solutions services including: strategic planning, content aggregation and production, disc audio/video design, authoring, editing and compression, disc packaging manufacturing and distribution. A key feature of iMedia's technology is its iReporting real-time, online tracking system which provides quantitative data on disc viewer usage patterns and effectiveness of iMedia marketing and promotional campaigns.

For more information on iMedia International, Inc., please contact:

Kelly R. Konzelman, Executive Vice President iMedia International, Inc.
1721 21st Street, Santa Monica, CA 90404
(310) 453-4499
kellyk@imedia-intl.com

                            #  #  #  #



The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Examples of forward-looking statements included in this press release include statements regarding the Company's ability to procure new business, number of clients and projects, the Company's business projections 2005, the Company's integration of several new proprietary products for 2005, and the ability of those products to deliver a much higher margin. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, general economic risks and uncertainties, and various other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Please refer to the full filing of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 19, 2004, at http://www.sec.gov.